Exhibit 3.59

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:07 PM 12/27/2005
FILED 04:51 PM 12/27/2005
SRV 051063367 – 3780515 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
AEROSPACE DISPLAY SYSTEMS, LLC
(a domestic limited liability company)
INTO
TRANSICOIL CORP.
(a domestic corporation)

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation does hereby certify:

FIRST:          The name of the surviving corporation is Transicoil Corp., a Delaware corporation, and the name of the limited liability company being merged into this surviving corporation is Aerospace Display Systems, LLC, a Delaware limited liability company.

SECOND:     The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD:         The name of the surviving corporation is Transicoil Corp.

FOURTH:     The merger is to become effective upon filing this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH:          The Agreement and Plan of Merger is on file at 9 Iron Bridge Drive, Collegeville, PA 19426, the place of business of the surviving corporation.

SIXTH:         A copy of the Agreement and Plan of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH:   The Certificate of Incorporation of the surviving corporation shall be it’s Certificate of Incorporation.

IN WITNESS WHEREOF, said Transicoil Corp. has caused this certificate to be signed by an authorized officer, this 27th day of December, 2005.

TRANSICOIL CORP.

By:	/s/ Russell Fleetwood
	Name:	Russell Fleetwood
	Title:	CFO